EXHIBIT 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made as of its latest date of execution between Boston Scientific Corporation (“Boston Scientific” or the “Company”) and Paul A. LaViolette.

WHEREAS, Mr. LaViolette is retiring as Chief Operating Officer of the Company; and

WHEREAS, the Company seeks Mr. LaViolette’s assistance during the remainder of 2008; and

WHEREAS, to protect its legitimate interests, the Company seeks Mr. LaViolette’s agreement to certain restrictions on his future activities and other obligations;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transition to Senior Advisor.

(a) Transition from COO.  Effective June 30, 2008, Mr. LaViolette shall retire from his positions as Chief Operating Officer (“COO”) and member of the Executive Committee and from any other positions that he then holds with Boston Scientific or any affiliate.  Such actions shall be considered to be resignations from such positions.  Immediately thereafter, Mr. LaViolette shall become a Senior Advisor to the Company.  If so requested by the Company, Mr. LaViolette shall sign any document reasonably requested by the Company to confirm any such actions.

(b) Duties as Senior Advisor.  Mr. LaViolette’s duties as a Senior Advisor shall be any duties assigned to him by the Company’s Chief Executive Officer (the “CEO”) that are appropriate for an individual of Mr. LaViolette’s knowledge and experience in the industry; provided that, unless otherwise directed by the Company, such duties are not expected to include management or operational responsibilities or supervision of any employees.  Mr. LaViolette’s responsibilities may include, by way of illustration, performance of special projects or reports or serving as a representative of the Company.

(c) Location of Work; Administrative Support.  Mr. LaViolette shall be generally expected to perform his responsibilities as a Senior Advisor away from the Company’s headquarters.  He shall perform responsibilities at Company offices, including the headquarters, when directed by the Company and may do so when otherwise permitted by the Company.  The Company shall make part-time administrative support services available to Mr. LaViolette for his performance of his responsibilities.  The Company shall not be obligated to maintain a dedicated office for Mr. LaViolette but shall provide reasonable office space as necessary when he performs responsibilities at Company offices, including the headquarters.

(d) Full-Time Status.  Mr. LaViolette is expected to have full-time responsibilities as a Senior Advisor; provided that this shall not be construed to obligate the Company to provide assigned responsibilities to Mr. LaViolette at all times during his employment as a Senior Advisor.  Unless otherwise provided in writing by the Chairman or CEO, Mr. LaViolette shall devote all of his working time during his employment as a Senior Advisor to his assigned responsibilities for the Company, except that he may engage in religious, charitable or other nonprofit activities or serve as an advisor, consultant, director or trustee of any noncompetitive public or private for-profit organizations, provided that such services and activities are disclosed in writing to the Chairman and CEO and the Company does not reasonably object to such services and activities.

(e) Classification.  Mr. LaViolette shall continue to be classified as an employee of the Company during the period of his status as a Senior Advisor.  The transition of Mr. LaViolette from COO to Senior Advisor shall not be considered to result in a termination of his employment for any purpose, including without limitation, for employee benefits or equity acceleration.

2. Term.

(a) Length of Term; Forms of Termination.  The term of Mr. LaViolette’s employment as a Senior Advisor (the “Term”) shall be from July 1, 2008 to and including the earliest of the following: (i) December 31, 2008; (ii) termination of employment by the Company, either with or without “Cause,” as defined below; (iii) resignation by Mr. LaViolette; or (iv) Mr. LaViolette’s death.  The date of any termination of employment is the “Termination Date.”  A termination of employment on December 31, 2008 is a “Termination Due to Expiration of the Term.”  A termination of employment by the Company when Cause exists is a “Termination With Cause.”  A termination of employment by the Company when no Cause exists is a “Termination Without Cause.”  A resignation from employment is a “Resignation.”

(b) Notice of Termination.

(i) Termination Due to Expiration of the Term.  If Mr. LaViolette remains employed until December 31, 2008, his employment with the Company shall end on such date, unless otherwise agreed in writing.  Such a termination shall take effect without notice.

(ii) Termination Without Cause.  The Company shall give Mr. LaViolette written notice of a Termination Without Cause at least thirty (30) days in advance of any such Termination Without Cause.

(iii) Termination With Cause.  The Company shall give Mr. LaViolette written notice of a Termination With Cause.  A Termination With Cause shall be effective upon notice, unless otherwise specified.

(iv) Resignation.  Mr. LaViolette shall give the Company written notice of Resignation at least thirty (30) days in advance of the effective date of such Resignation.  The Company may, in its discretion, accelerate any such Resignation to any earlier date.  Any acceleration of the date of Resignation shall not be construed to constitute a Termination Without Cause.

(c) “Cause” Defined.  For purposes of this Agreement, “Cause” means any of the following acts or omissions by Mr. LaViolette:

(i) conviction of any felony or conviction of a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(ii) any willful act or omission that has caused or that the Company reasonably believes to be likely to cause material harm to the Company’s business or its business reputation;

(iii) failure to use reasonable efforts to perform assigned responsibilities; provided that the Company has previously given Mr. LaViolette notice and a reasonable opportunity to cure a failure to use reasonable efforts on at least one occasion;

(iv) making any disparaging statement, other than any statement the Company reasonably determines to be insubstantial, concerning the Company or any member of its senior management; provided that this shall not be construed to apply to information provided or opinions expressed on a confidential basis to the Chairman, the CEO or the Chair of any committee of the Company’s Board of Directors (the “Board”) or to any statements made in legally compelled testimony; or

(v) material breach of any of Mr. LaViolette’s obligations under this Agreement or under any other continuing or then existing agreement between the Company and Mr. LaViolette.

(d) Effect of Termination on Compensation.  The effects of a termination on compensation and the separation pay that may be available are addressed in Section 4 (“Separation Pay”).

3. Compensation as Senior Advisor.

(a) Salary.  Mr. LaViolette’s salary as a Senior Advisor (the “Salary”) shall be paid at the annual rate of $750,000.  The Company shall pay the Salary on its regular payroll dates.

(b) PIP.  Mr. LaViolette’s annual Performance Incentive Plan (“PIP”) award for 2008, inclusive of the period of his service as a Senior Advisor, shall be guaranteed to be 90% of his Salary for the period of his employment in 2008.  For the avoidance of doubt, if Mr. LaViolette continues to be employed for the entire year of 2008, Mr. LaViolette’s PIP award for 2008, inclusive of his services as COO and Senior Advisor, shall be $675,000.

(c) Employee Benefits.

(i) General.  Mr. LaViolette shall be entitled to participate in all Company Benefit Plans during his employment as a Senior Advisor, provided that his working hours permit such participation.  For purposes of this Agreement, “Company Benefit Plans” means all “employee benefit plans,” as defined in 29 U.S.C. §1002(3), that are generally available to regular full-time employees, as well as the Company’s vacation policy.

(ii) Effect of Reduction in Hours.  If the Company determines at any time during his employment as a Senior Advisor that Mr. LaViolette is not eligible for continued participation under any Company Benefit Plan because his actual hours of work are below the level to qualify for participation in such Company Benefit Plan, his eligibility to participate in such Company Benefit Plan shall cease; provided that the Company shall, to the extent applicable, continue group health plan (i.e., medical, dental and vision) coverage under the law known as “COBRA” to the extent permissible.  In the event of such continuation of group health plan coverage, the Company shall pay the same portion of group health plan premiums for Mr. LaViolette pursuant to COBRA as it pays for active employees with the same coverage as Mr. LaViolette.  Such premium cost sharing shall continue until the earlier of (A) the expiration of Mr. LaViolette’s rights under COBRA; or (B) the Termination Date.  In addition, to the extent that Mr. LaViolette’s services as a Senior Advisor at any time result in less than a full-time work schedule, his accrued vacation shall be applied to the difference between a full-time work schedule and his actual working hours until exhausted.

(iii) Executive Allowance Plan.  Mr. LaViolette’s participation in the Company’s Executive Allowance Plan shall cease effective on June 30, 2008.  The Company shall make a pro rata Executive Allowance Plan payment to Mr. LaViolette of $12,500 no later than July 2008.

(d) Equity.  The transfer of Mr. LaViolette from COO to Senior Advisor shall not affect his rights under any previously issued stock options or deferred stock units, including the right to acceleration of unvested equity upon termination (other than for cause as defined in applicable plans).  For the avoidance of doubt, the transfer of Mr. LaViolette from COO to Senior Advisor shall not be considered to be a termination of employment for purposes of any stock options or deferred stock units.  Termination of employment shall be effective as of the Termination Date.  Notwithstanding anything in this Agreement to the contrary, Mr. LaViolette shall not be eligible for further grants of stock options, deferred stock units or other forms of equity or equity rights; provided that this shall not be construed to affect Mr. LaViolette’s eligibility to participate in the Company’s Global Employee Stock Ownership Plan, known as GESOP.

(e) Financial Planning.  The Company shall reimburse Mr. LaViolette for up to $15,000 in payments to The Ayco Company or another qualified financial planning advisor; provided that Mr. LaViolette submits such expenditures to the Company’s Executive Vice President for Human Resources or her designee by no later than December 31, 2008.  Notwithstanding Section 5 (“Taxation of Payments and Benefits”), the Company shall gross up its payments pursuant to this paragraph to a level sufficient to provide net reimbursement payments in the amount of such expenses up to a total of $15,000.  The Company shall provide such payments no later than two (2) months after submission to the Company’s Executive Vice President for Human Resources or her designee.

(f) Expenses.  Mr. LaViolette shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services as a Senior Advisor, in accordance with the Company’s business expense reimbursement policies and procedures then in effect.  To the extent Mr. LaViolette’s responsibilities as Senior Advisor require business travel, Mr. LaViolette may make travel arrangements consistent with his prior practice in 2008, except that in no event shall he utilize a corporate aircraft without prior authorization by the CEO or Executive Vice President for Human Resources.

4. Separation Pay.

(a) General.  As a result of any termination of employment as a Senior Advisor, Mr. LaViolette shall be entitled to payment of all Salary and PIP payments accrued through the Termination Date and all accrued but unused vacation pay (subject to Section 3(c)(ii) (“Effect of Reduction in Hours”)).  For purposes of this Agreement, Mr. LaViolette shall be considered to accrue a PIP award ratably, daily, over the course of his employment from January 1 to December 31, 2008.  Mr. LaViolette’s PIP award shall be paid at such time as the Company makes PIP award payments to other PIP participants; provided that any PIP award shall be paid no later than March 15, 2009.  Effective upon any termination of employment, Mr. LaViolette’s right to Salary and PIP payments shall end, except as specified below.  In addition, Mr. LaViolette’s Company Benefit Plan participation rights shall end effective on the Termination Date, except to the extent that Mr. LaViolette has any rights under any Company Benefit Plan as a former employee.  In addition, the termination of Mr. LaViolette’s employment shall entitle him to the stock option and deferred stock unit acceleration rights applicable to a termination of employment of an employee of at least age 50 with at least five (5) years of service whose age and years of service equal at least 62, as stated in applicable plans and agreements, unless such acceleration rights do not apply under the terms of any applicable plan or agreement due to the circumstances of such termination.  In addition, in the event of a Termination Due to Expiration of the Term and in certain other circumstances as specified below, Mr. LaViolette shall have the opportunity, subject to agreement to a Release Agreement and continued compliance with this Agreement, to receive certain lump sum payments, as specified below.

(b) Termination Due to Expiration of the Term.  In addition to the amounts due pursuant to Section 4(a) (“General”), in the event of a Termination Due to Expiration of the Term, subject to Mr. LaViolette’s agreement to a Release Agreement, as defined below, and his continued compliance with this Agreement and any other continuing or then existing agreement between the Company and Mr. LaViolette, the Company shall:

(i) pay Mr. LaViolette a lump sum of $5,440,500 (the “2009 Separation Payment”) on the Company’s first payroll date after the Release Agreement became effective; and

(ii) pay Mr. LaViolette a lump sum of $1,813,500 (the “2010 Separation Payment”) in January 2010.

(c) Termination Without Cause.  In addition to the amounts due pursuant to Section 4(a) (“General”), in the event of a Termination Without Cause, subject to Mr. LaViolette’s agreement to a Release Agreement and his continued compliance with this Agreement and any other continuing or then existing agreement between the Company and Mr. LaViolette, the Company shall:

(i) pay Mr. LaViolette continued Salary, as if employment had continued to December 31, 2008 and, further, shall pay him a cash amount intended to compensate him for benefits he would have received had his employment continued to December 31, 2008; such cash amount for benefits shall be based on an estimated gross annual amount of  Boston Scientific contributions and other benefits, exclusive of any 401(k) benefit or match, of $17,000, and the amount to be paid would be a pro-rata amount of this $17,000 based on the time remaining in the calendar year following his Termination Without Cause;

(ii) pay Mr. LaViolette an additional amount above and beyond his pro rata PIP award such that his total PIP award for 2008, inclusive of the amount due pursuant to Section 4(a) (“General”), is $675,000;

(iii) pay Mr. LaViolette the 2009 Separation Payment on the Company’s first regular payroll date after the Release Agreement becomes effective; and

(iv) pay Mr. LaViolette the 2010 Separation Payment in January 2010.

(d) Termination With Cause.  In the event of a Termination with Cause, Mr. LaViolette shall not be entitled to any payments other than those due pursuant to Section 4(a) (“General”).

(e) Resignation.  In the event of a Resignation, Mr. LaViolette shall not be entitled to any payments other than those due pursuant to Section 4(a) (“General”) unless the Company agrees, in a written agreement signed by the Chairman or the CEO, that such Resignation shall be treated for purposes of this Agreement as a Termination Without Cause.  In the event of such agreement, Mr. LaViolette’s payment rights shall be the same as under Section 4(c) (“Termination Without Cause”), including the condition of agreeing to a Release Agreement.

(f) Termination Due to Death.  In the event of a termination due to death, Mr. LaViolette’s payment rights shall be the same as under Section 4(c) (“Termination Without Cause”), including the condition of agreeing to a Release Agreement; provided that the Release Agreement requirement shall be applicable to his representatives with appropriate modifications to the Release Agreement.

(g) Release Agreement.  In any circumstances in which the condition of agreeing to a Release Agreement applies, the Company shall be considered to have offered Mr. LaViolette the release agreement in the form of Exhibit A (the “Release Agreement”)

effective on the Termination Date.  For the avoidance of doubt, in the event of a Termination Due to Expiration of the Term, the Release Agreement shall be considered to be offered to Mr. LaViolette on December 31, 2008.  As set forth in the Release Agreement, Mr. LaViolette may consider the Release Agreement for up to twenty-one (21) days after the Termination Date and may revoke the Release Agreement within seven (7) days after signing the Release Agreement.  If the Release Agreement is signed within the twenty-one (21) day period and is not revoked within the seven (7) day period, it shall become effective on the first business day after the expiration of the seven (7) day period.  Notwithstanding the foregoing, if due to legal or other relevant developments the Company reasonably determines that it is necessary to propose a different form of Release Agreement to better effectuate the purpose of the Release Agreement, it may substitute a revised Release Agreement for Exhibit A, and such revised Release Agreement shall be the “Release Agreement” for purposes of this Agreement.

(h) Effect on Severance Pay Plan and Executive Retirement Plan.  Mr. LaViolette acknowledges and agrees that he shall not have any right to payments or benefits under the Company’s Severance Pay and Layoff Notification Plan or its Executive Retirement Plan.

(i) Executive Life Insurance.  Notwithstanding anything in this Agreement to the contrary, the Company shall continue making premium payments on behalf of Mr. LaViolette plus tax gross-up payments pursuant to the executive life insurance arrangement for Mr. LaViolette that the Company has funded.  The Company shall continue making such premium payments to the same extent as it would have made such payments if Mr. LaViolette’s employment as COO had continued during the term for premium payments.

(j) Possible Leadership Bonus.  The Company shall give due consideration to the possibility of awarding Mr. LaViolette a bonus based on his leadership in connection with FDA related matters through the Termination Date (a “Leadership Bonus”). Whether to award a Leadership Bonus to Mr. LaViolette and the amount of any such bonus shall be left to the complete discretion of the Company.  If awarded, the Leadership Bonus shall be paid no later than March 15, 2009.

5. Taxation of Payments and Benefits.  Boston Scientific shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Except to the extent otherwise specified, nothing in this Agreement shall be construed to require Boston Scientific to make any payments to compensate Mr. LaViolette for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.  Each payment pursuant to this Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Internal Revenue Code.

6. Confidential Information, Restrictive Covenants and Other Obligations.

(a) Employee Agreement.  Mr. LaViolette acknowledges that at the outset of his employment, he entered into an Employee Agreement with the Company dated December 9,

1993 (the “Employee Agreement”).  Mr. LaViolette acknowledges that this Agreement is intended to replace the Employee Agreement in all respects and that there is good and sufficient consideration for the obligations entered into by Mr. LaViolette in this Agreement.

(b) Confidential Information.  Mr. LaViolette shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Chairman or President, directly or indirectly, disclose or use (except for the direct benefit of the Company) any Confidential Information that Mr. LaViolette may learn or have learned by reason of his association with the Company, any customer or client of the Company or any of their respective subsidiaries and affiliates.  The term “Confidential Information” means all data, analyses, reports, interpretations, forecasts, documents and information in any form concerning or otherwise related to the Company and its affairs, that the Company intends to treat as confidential (including information that may be expected to be disclosed in the future that has not yet been disclosed) including, without limitation, information with respect to customers, clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, but shall exclude any portion of such information that (i) was acquired by Mr. LaViolette prior to his employment by, or other association with, the Company or any affiliated or predecessor entity, (ii) is or becomes generally available to the public or is generally known in the industry or industries in which the Company or any customer or client of the Company operates, in each case other than as a result of disclosure by Mr. LaViolette in violation of this paragraph, or (iii) Mr. LaViolette is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.  Mr. LaViolette acknowledges that this Agreement and the negotiations leading to this Agreement constitute Confidential Information; provided that Mr. LaViolette may communicate information concerning this Agreement and the negotiations leading to it to his immediate family, attorneys and financial advisors (provided that any further disclosure that is made at Mr. LaViolette’s direction by anyone, including but not limited to any of the foregoing, shall be deemed to be a disclosure by Mr. LaViolette for purposes of this paragraph) and to the extent that such information is publicly disclosed by the Company.  As used in this Agreement, an “affiliate” of a person or entity is a person or entity in control of, controlled by, or in common control with, such first person or entity.

(c) Return of Property.  All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, that have been or are in the future furnished to Mr. LaViolette by the Company or are produced by Mr. LaViolette in connection with his employment shall be and remain the sole property of the Company.  Mr. LaViolette shall return to the Company all such materials and property as and when requested by the Company.  In any event, Mr. LaViolette shall return all such materials and property immediately upon termination of his employment for any reason.

(d) Nonsolicitation and Noncompetition.  During the period from the effective date of this Agreement to December 31, 2010 (the “Restricted Period”), Mr. LaViolette shall not, without the prior written consent of the Chairman or CEO, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company:

(i) solicit or endeavor to entice away from the Company or any of its affiliates or subsidiaries, any person or entity who is, or, during the then most recent 12-month period, was, employed by, or had served as an agent or consultant of, the Company or any of its subsidiaries;

(ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to Mr. LaViolette’s general knowledge or the public’s general knowledge) to become a customer or client) of the Company or any of its subsidiaries; or

(iii) engage in any activity that is competitive with the Company in any area of business that: (A) Boston Scientific conducted as of the Termination Date; or (B) was in development by Boston Scientific or was under active consideration by Boston Scientific’s senior management during the one year prior to the Termination Date (a “Company Business Area”).  For the avoidance of doubt, if Mr. LaViolette is employed by or otherwise performs services for a company (other than Boston Scientific or an affiliate) that has existing or planned business activities in a Company Business Area, he  shall be considered to be engaging in an activity that is competitive with the Company in a Company Business Area.

Mr. LaViolette acknowledges that the Company’s business operations are worldwide and he therefore agrees that the restrictions of this Section 6(d) apply to his activities throughout the world.  Notwithstanding the foregoing, Mr. LaViolette’s passive ownership of less than one percent (1%) of the outstanding stock of a publicly held corporation that competes with the Company shall not, in and of itself, constitute a violation of this Section.

(e) Nondisparagement.  Mr. LaViolette shall not at any time, either before or after the Termination Date, make or cause to be disclosed any negative, adverse, derogatory or otherwise disparaging statement to anyone about the Company, its products or services, its financial condition or proposals, any member of the Board, any officer or any employee.  Mr. LaViolette represents to the Company that he has not made nor caused to be disclosed such statement at any time since May 19, 2008.  Mr. LaViolette acknowledges that any statement made at his direction by anyone, including but not limited to any of his family members or his attorney or other agent, shall be deemed to be a statement by him for purposes of this paragraph.  Notwithstanding the foregoing, this shall not be construed to apply to statements made on a confidential basis to the Chairman, the CEO or the Chair of any committee of the Board or to any statements in legally compelled testimony.

(f) Developments.  During the Restricted Period, Mr. LaViolette shall promptly report and disclose to Boston Scientific all improvements to Boston Scientific’s products and/or services tested and/or evaluated by him and all ideas and concepts heard, developed or conceived, either alone or with others, relating to any Company Business Area (“Developments”).  Developments shall be the sole and exclusive property of Boston Scientific and are hereby assigned to Boston Scientific without any additional payments by Boston Scientific.  It is understood that Boston Scientific shall have the right but not the obligation to initiate, prosecute, maintain and defend any and all patentable ideas and concepts with respect to Developments.  Mr. LaViolette shall provide reasonable assistance to Boston Scientific with respect to any such patents and patent applications, and shall execute all appropriate documents and assignments with respect to any such patents and patent applications.  Mr. LaViolette agrees not to assert any rights in law or in equity in any Developments.

(g) Papers and Patent Applications.  During the Restricted Period, Mr. LaViolette shall submit to Boston Scientific any paper he intends to publish relating in any way to his employment or the subject matter thereof, and shall not submit any such paper to a publisher or other party prior to the expiration of forty-five (45) days from the date an outline of the paper is submitted to Boston Scientific.  If Boston Scientific determines in good faith during such period that publication or presentation of such paper would be detrimental to its intellectual property interests, Mr. LaViolette shall work in good faith with Boston Scientific to retract or modify the paper to remove all language which the Company determines is detrimental to Boston Scientific’s intellectual property or other interests, or, in the alternative and at Boston Scientific’s election, shall refrain from submitting such paper to a publisher or other party for an additional 120 days to permit Boston Scientific to file patent applications or take other steps to protect its intellectual property or other interests.  During the Restricted Period, Mr. LaViolette shall also submit to Boston Scientific for review, on a confidential basis, any patent applications relating to his employment naming Mr. LaViolette as an inventor, either alone or with others, which Mr. LaViolette or any third party intends to file with any U.S. or international patent offices in advance of the filing of such application.  Boston Scientific shall have thirty (30) days in which to review such applications.  If Boston Scientific makes a good faith determination, within such period, that the filing of such an application would be contrary to its intellectual property rights set forth herein, Mr. LaViolette shall amend, or cause to be amended, such proposed patent application to remove any language that is determined by Boston Scientific to be contrary to its intellectual property rights hereunder.

(h) Litigation and Regulatory Cooperation.  During and after Mr. LaViolette’s employment, Mr. LaViolette shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Mr. LaViolette was employed by the Company.  Mr. LaViolette’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness on behalf of the Company at mutually convenient times or at such other times as may be required by the court.  During and after Mr. LaViolette’s employment, Mr. LaViolette also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Mr. LaViolette was employed by the Company.  Mr. LaViolette shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in activities performed pursuant to this paragraph, in accordance with the Company’s business expense reimbursement policies and procedures then in effect.

(i) Remedies.

(i) Repayment.  Mr. LaViolette agrees that in the event of a breach of any of his material obligations under this Section 6, he shall repay the Company any 2009 Separation Payment and 2010 Separation Payment paid to him pursuant to this Agreement, up to a maximum repayment amount under this paragraph of $3,000,000.  Mr. LaViolette acknowledges that any such payment should not be considered to be a penalty.  Mr. LaViolette’s obligations under this paragraph shall not be construed to limit the Company’s right to recover additional damages for a breach of Section 6.  The parties agree that for purposes of this paragraph, a breach shall not include a breach that the Company reasonably determines to be insubstantial.

(ii) Injunctive Relief.  Notwithstanding the Company’s rights pursuant to the foregoing paragraph, Mr. LaViolette acknowledges that in the event of a breach by him of Section 6, the Company shall be entitled to an injunction to restrain any such breach without the necessity or proving any actual damages and without being required to post any bond.  The parties agree that for purposes of this paragraph, a breach shall not include an inadvertent or insubstantial breach of Section 6 by Mr. LaViolette.

7. Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Mr. LaViolette’s employment, the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) or either party’s other rights or obligations under this Agreement shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

8. Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the parties hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have exclusive jurisdiction of such dispute.  Accordingly, with respect to any such court action, Mr. LaViolette submits to the personal jurisdiction of such courts.

9. Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.  Mr. LaViolette acknowledges that this Agreement resolves all matters concerning negotiation of employment terms and compensation, including without limitation separation compensation, that have previously been discussed between the parties.  Mr. LaViolette further acknowledges that the April 4, 2007 Retention Agreement between him

and the Company shall have no further force or effect.   Notwithstanding the foregoing, nothing in this Agreement shall affect either party’s rights under the Directors and Officers Indemnification Agreement dated March 15, 1995, provided that it is acknowledged that Mr. LaViolette shall not be an officer of the Company after June 30, 2008, nor shall this Agreement supersede any stock option or deferred stock unit rights of Mr. LaViolette pursuant to proper grants under Company stock option or deferred stock unit programs.

10. Assignment; Successors and Assigns, etc.  The Company may assign its rights under this Agreement in the event that it shall effect reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon Mr. LaViolette and the Company and each party’s respective successors, executors, administrators, heirs and permitted assigns.

11. Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Mr. LaViolette at the last address he has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO.  Delivery by overnight courier service shall be effective on the first business day after mailing.  Delivery by registered or certified mail shall be effective three (3) days after mailing.  Delivery in person shall be effective upon delivery.

14. Amendment.  This Agreement may be amended or modified only by a written instrument signed by Mr. LaViolette and by a duly authorized representative of the Company.

15. Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

16. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original.  Such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the latest date of execution hereof.

By:
	Paul A. LaViolette	Date

Boston Scientific corporation

By:
	Lucia Luce Quinn	Date
Its Executive Vice President,
Human Resources

EXHIBIT A

RELEASE AGREEMENT

I am a party to an agreement with Boston Scientific Corporation (“BSC” or the “Company”) entitled Transition and Separation Agreement (the “Separation Agreement”).  I acknowledge that this is the Release Agreement that is required by the Company pursuant to Section 4 of the Separation Agreement as a condition of my eligibility for certain payments as specified in the Separation Agreement (together, the “Consideration”).

1.
Release of Claims.  In consideration of and in exchange for the commitment of the Company to provide the Consideration, I, for myself, my heirs, administrators, executors and assigns agree to release and forever discharge the Company and its subsidiaries, affiliated companies, successors and assigns, and the current and former employees, officers, directors, shareholders and agents of each of the foregoing (the “Released Parties”) from any and all claims, agreements, obligations, injuries, damages, causes of action, debts or liabilities (together “Claims”) that I may have or may have ever had, whether known or unknown, against any of the Released Parties as a result of any facts or circumstances that occurred or existed or of which I had notice at any time to the date of my execution of this Release Agreement.

This release of Claims includes, without limitation, all Claims based on any facts or circumstances arising out of or in any way connected with or relating to my employment with BSC or the termination of that employment, including but not limited to, the release of Claims of breach of contract, impairment of economic opportunity, defamation, misrepresentation, intentional infliction of emotional harm or other tort, or violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act and any other federal, state or municipal statute, ordinance or the common law relating to employment or employment discrimination, and Claims arising out of any legal restrictions on the rights of BSC to take employment actions, that I now have or claim to have, or which I heretofore had, or which I may have or claim to have at any time hereafter based on actions or omissions that occurred on or before the date of my execution of this Release Agreement.  I also expressly waive any and all remedies that may be available under any statute or the common law, including, without limitation, back pay, front pay, other damages, attorney’s fees, court costs and reinstatement.

2.
Continuing Rights and Obligations.  This Release Agreement does not affect any rights to which I may be entitled under any Company Benefit Plans, as defined in the Separation Agreement, or any rights under any of the Company’s Long Term Incentive Plans, nor does it affect my rights under the Separation Agreement or the Directors and Officers Indemnification Agreement between the Company and me dated March 15, 1995 or under any Company insurance agreement or bylaw.  I acknowledge and agree that nothing in this Release Agreement affects the ongoing obligations that I may have under the Separation Agreement.  I acknowledge that my rights to future payments from the Company are conditioned on my continued compliance with such agreements.

3.
Receipt of Payment.  I acknowledge that I have received payment for all salary, vacation pay and other compensation due to me based on my employment with BSC to and including the most recent regular payroll date of BSC preceding the date of my signing of this Release Agreement.  This shall not be construed to waive my right, if applicable, to payment of salary, vacation pay and any other employment compensation that was not yet due to be paid to me as of the most recent regular payroll date of BSC preceding the date of my signing of this Release Agreement.

4.	No Admission. I understand and agree that this Release Agreement is not to be construed as an admission of liability by the Released Parties.

5.
Consideration of Release Agreement.  I understand that I have had the opportunity, if I so desired, to take up to twenty-one (21) days to consider this Release Agreement.  I agree that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.  I further acknowledge that I have been advised to consult with an attorney prior to executing this Release Agreement.

6.
Revocation Period.  I understand that I will have seven (7) days following my signing of this Release Agreement in which to revoke this Release Agreement by a written notice to be received by the Company’s Executive Vice President of Human Resources no later than the end of such seven-day period.  I understand that at this Release Agreement shall not become effective until the revocation period has expired.

7.	Governing Law. I agree that this Release Agreement shall be interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

8.
Full Review of Release Agreement.  My signature below confirms that I have carefully read and reviewed this Release Agreement.  I fully understand all of its terms and conditions and have not relied upon any other representations by the Company or the employees or agents of the Company concerning the terms of this Release Agreement.  I execute and deliver this Release Agreement freely and voluntarily.

UNDERSTOOD, ACCEPTED AND AGREED

Paul A. LaViolette	Date